Exhibit 99.1

MediciNova and Avigen Enter Into Definitive Agreement for Business Combination

SAN DIEGO, Calif., and ALAMEDA, Calif., August 21, 2009 — MediciNova, Inc., a biopharmaceutical company that is publicly traded on the Nasdaq Global Market (Nasdaq:MNOV) and the Hercules Market of the Osaka Securities Exchange (Code Number:4875) and Avigen, Inc. (Nasdaq:AVGN), a biopharmaceutical company, today announced that they have entered into a definitive merger agreement pursuant to which MediciNova’s wholly-owned subsidiary will merge with and into Avigen. Completion of the transaction will permit the combination of the companies’ broad neurological clinical development programs based on ibudilast (Avigen’s AV-411 and MediciNova’s MN-166).

Under the terms of the merger agreement, which has been approved by both companies’ boards of directors, Avigen shareholders will have the right to elect to receive an amount currently estimated at approximately $1.24 per share in either cash or secured convertible notes to be issued by MediciNova. Approximately $1.19 of this consideration will be paid at the closing, and approximately $0.05 will be paid at June 30, 2010. As set forth in the merger agreement, both payments are subject to certain potential adjustments. The first payment is subject to adjustment based on activities related to the liquidation or sale of certain assets of Avigen in connection with the winding down of its operations prior to closing. The second payment is subject to upward adjustment based on savings in estimated expenses through closing and receipt of certain payments post-closing as well as downward adjustment in the event that closing liabilities exceed estimated liabilities through closing.

The secured convertible notes will be convertible on the final business day of each month into shares of MediciNova common stock at a conversion price of $6.80 per share, which conversion price is based on the volume-weighted average price of MediciNova’s common stock as quoted on Nasdaq and the Osaka Securities Exchange over the 20 trading days prior to signing of the merger agreement. The convertible notes will mature on the 18-month anniversary of the closing of the merger, and the indenture governing the notes will include customary events of default and anti-dilution adjustments.

In addition, Avigen’s stockholders will be entitled to one Contingent Payment Right (“CPR”) that will entitle holders under certain circumstances to a pro rata portion of one or more of the following: (1) in the event the first milestone payment of $6.0 million, or approximately $0.20 per share, under Avigen’s 2005 assignment agreement with Genzyme Corporation (“Genzyme Agreement”) is achieved in the 20 months following closing, a cash payment of the proceeds (to the extent such cash is received by MediciNova in the 20 months following closing); (2) in the event the Parkinson’s product reverts to MediciNova under the Genzyme Agreement and is subsequently sold, licensed or otherwise transferred, 50% of the proceeds received in cash in the 20 months following closing; and (3) the amount of money remaining in the plan trust established under Avigen’s management transition plan following termination of such trust. In each case, the payments will be net of any related out-of-pocket costs, damages, fines, penalties and expenses incurred by MediciNova. The CPRs will not be transferable except in limited circumstances.

Yuichi Iwaki, M.D., Ph.D., MediciNova’s President and Chief Executive Officer, said, “We are excited about combining Avigen with MediciNova and believe that it presents a unique opportunity for shareholders of both companies, most notably, the ability to more fully take advantage of the opportunities that the ibudilast compound and analogs provide in a variety of indications and markets.”

“We believe the transaction reduces many of the uncertainties involved with dissolution and is in the best interests of our shareholders,” commented Andrew Sauter, Avigen’s Chief Executive Officer, President and Chief Financial Officer. “In addition, we believe that combining the two companies’ ibudilast programs will enhance the global development potential for the compound that could benefit patients with a range of neurological indications.”

The transaction is expected to close in the fourth quarter of 2009 and is subject to approval of Avigen’s stockholders and approval of MediciNova’s stockholders as well as other customary closing conditions. In addition, the closing is conditioned on the receipt of certain releases from Avigen’s directors (other than John K.A. Prendergast), Kenneth Chahine, Kirk Johnson and Andrew A. Sauter.

RBC Capital Markets Corporation is acting as financial advisor to Avigen and Cooley Godward Kronish LLP is serving as its legal counsel. Ladenburg Thalmann & Co. Inc. (NYSE Amex: LTS) is acting as financial advisor to MediciNova, Euclidean Life Science Advisors is acting as its business advisor and Dechert LLP is serving as its legal counsel.

About MediciNova

MediciNova, Inc. is a publicly-traded biopharmaceutical company focused on acquiring and developing novel, small-molecule therapeutics for the treatment of diseases with unmet need with a specific focus on the U.S. market. Through strategic alliances primarily with Japanese pharmaceutical companies, MediciNova holds rights to a diversified portfolio of clinical and preclinical product candidates, each of which MediciNova believes has a well-characterized and differentiated therapeutic profile, attractive commercial potential and patent assets having claims of commercially adequate scope. MediciNova’s pipeline includes six clinical-stage compounds for the treatment of acute exacerbations of asthma, chronic obstructive pulmonary disease exacerbations, multiple sclerosis, asthma, interstitial cystitis, solid tumor cancers, Generalized Anxiety Disorder, preterm labor and urinary incontinence and two preclinical-stage compounds for the treatment of thrombotic disorders. MediciNova’s current strategy is to focus its resources on its two prioritized product candidates, MN-221 for the treatment of acute exacerbations of asthma and chronic obstructive pulmonary disease exacerbations and MN-166 for the treatment of multiple sclerosis, and either pursue development independently in the United States, in the case of MN-221, or establish a strategic collaboration to support further development, in the case of MN-166. MediciNova will seek to monetize its other product candidates at key value inflection points. For more information on MediciNova, Inc., please visit www.medicinova.com.

About Avigen

Avigen is a biopharmaceutical company that has focused on identifying and developing differentiated products to treat patients with serious neurological and other disorders. For more information about Avigen, consult the company’s website at www.avigen.com.

About AV411

The AV411 portfolio, which includes proprietary analogs, represents novel, first-in-class, non-opioid drugs for the treatment of significant pain and drug addiction indications. AV411 is currently in a Phase 2a clinical trial funded by the National Institute on Drug Abuse. The pain program, under a FDA Analgesia Division IND, is poised to enter Phase 2 proof-of-concept trial(s) in the United States based on completed Avigen preclinical and Phase 1 and 2a clinical trials. Avigen most recently completed a multi-week Phase 1 trial in both healthy volunteers and diabetic patients which provides support for dosing at preferred, high dose regimens.

AV411 is an orally bioavailable, CNS-penetrating, small molecule glial attenuator that suppresses pro-inflammatory cytokines IL-1 beta, TNF alpha, and IL-6, and may upregulate the anti-inflammatory cytokine IL-10. It has additionally been shown to inhibit actions from toll-like receptor 4 (TLR4) stimulation and to antagonize a cytokine linked to systemic and neuroinflammation. These combined actions are thought to mediate its overall attenuation of neuroinflammation. While considered a New Molecular Entity (NME) in the United States and Europe, the drug was first approved in Japan nearly 20 years ago. The drug has been prescribed to over one million asthma patients and has a good post-marketing safety profile at the doses employed in Japan.

Statement under the Private Securities Litigation Reform Act

The statements in this press release relating to the merger contain forward-looking statements. Such forward looking statements include the expected timing of closing the merger, statements about the benefits of the transaction, the combined entity’s plans, objectives, expectations and intentions and other statements that are not historical facts. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements, including the risk that the merger will not close as expected, or at all, due to the failure of satisfaction of all of the closing conditions, including the receipt of the requisite stockholder approvals from the stockholders of each company. Other risks and uncertainties relating to MediciNova are detailed in reports filed by MediciNova with the Securities and Exchange Commission, including MediciNova’s quarterly report on Form 10-Q for the period ended June 30, 2009, under the caption “Risk Factors” in Item 1A of Part II of that report, which was filed with the SEC on August 14, 2009. Other risks and uncertainties relating to Avigen are detailed in reports filed by Avigen with the Securities and Exchange Commission, including Avigen’s quarterly report on Form 10-Q for the period ended June 30, 2009, under the caption “Risks Related to Our Business” in Item 2 of Part I of that report, which was filed with the SEC on August 10, 2009.

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This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This material is not a substitute for the registration statement/prospectus/proxy statement MediciNova, Inc. and Avigen, Inc. will file with the SEC or any other documents that the parties may file with the SEC and send to their respective shareholders in connection with the transaction. INVESTORS AND SECURITY HOLDERS OF AVIGEN, INC. ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION.

Investors and security holders will be able to obtain free copies of any documents filed with the SEC by MediciNova, Inc. and Avigen, Inc. through the website maintained by the SEC at http://www.sec.gov.

MediciNova, Inc. and Avigen, Inc. and their directors and executive officers and other persons may be deemed to be participants in any solicitation of proxies in respect of the transaction. Information regarding MediciNova, Inc.’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC on March 31, 2009, and its proxy statement for its 2009 annual meeting of stockholders, which was filed with the SEC on April 29, 2008. Information regarding Avigen, Inc.’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC on March 16, 2009, as amended on April 30, 2009. Other information regarding the participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement filed in connection with the transaction.

CONTACT: MediciNova, Inc.

Shintaro Asako, Chief Financial Officer

(858) 373-1500

info@medicinova.com

Rx Communications, LLC

Rhonda Chiger

(917) 322-2569

rchiger@rxir.com

CONTACT: Avigen, Inc.

Andrew Sauter, Chief Executive Officer, President and Chief Financial Officer

510-748-7172

Kirk Johnson, Ph.D., Vice President, Research & Development

510-748-7106

ir@avigen.com